SECOND AMENDMENT TO
ALON USA ENERGY, INC.
RESTRICTED STOCK AWARD AGREEMENT
WHEREAS, Jimmy C. Crosby (the "Participant'') is an employee of Alon USA Energy, Inc., a Delaware corporation ( the “Company'') or one of its Subsidiaries, and a Participant within the meaning of the Alon USA Energy, Inc.Amended and Restated 2005 Incentive Compensation Plan (the "Plan");
WHEREAS, a grant of restricted shares was evidenced by that certain Restricted Stock Award Agreement by and between the Company and Participant, dated August 6, 2014 (as previously amended, the "Agreement'');
WHEREAS, the Company and Participant hereby agree to further amend the Agreement as follows:
1.Terms not defined in this Second Amendment to Restricted Stock Award Agreement (this "Second Amendment") have the meanings set forth in the Agreement.
2.Section 3(b) of the Agreement is hereby amended and restated in its entirety as follows:
(b)Full Vesting Upon Certain Events. Notwithstanding the provisions of Section 3(a) and the granting schedule set forth in the Recitals hereto, the Participant will (i) be granted all Restricted Shares set forth in the granting schedule that have not previously been granted and, immediately thereafter, (ii) acquire a vested interest in, and the restrictions on voting and the right to receive dividends set forth in Section1 (b) and the restrictions on transfer set forth in Section 2 will lapse with respect to,all nonvested Restricted Shares in the event of (A) the involuntary termination (including disability or death) of the Participant’s employment with the Company and its Subsidiaries for a reason other than Cause, or (B) the voluntary termination of employment with the Company and its Subsidiaries by the Participant for Good Reason, within the 60-month period following the occurrence of a Change in Control meeting the definition thereof set forth in Sections 8(b)(i) -8(b)(iv). Notwithstanding the provisions of Section 3(a) and the granting schedule set forth in the Recitals hereto, the Participant will (i) be granted all Restricted Shares set forth in the granting schedule that have not previously been granted and, immediately thereafter, (ii) acquire a vested interest in, and the restrictions on voting and the right to receive dividends set forth in Section I(b)and the restrictions on transfer set forth in Section 2 will lapse with respect to,all nonvested Restricted Shares in the event of the voluntary termination of employment with the Company and its Subsidiaries by the Participant, with or without Good Reason, within the six-month period following the occurrence of a Change in Control meeting the definition thereof set forth in Section 8(b)(v).
3.Section 3(c) of the Agreement is hereby amended and restated in its entirety as follows:
(c)Forfeiture. Except as set forth in Section 3(b), in the event the Participant terminates employment with the Company and its Subsidiaries for any reason other than disability, death, involuntary termination by the Company other than for Cause or termination by the Participant for Good Reason. the unvested Restricted Shares will be forfeited immediately and the certificate(s) representing the unvested Restricted Shares will be canceled as well as any right to grants that are not yet effective.
4.    Except as may be specifically modified herein, the terms and conditions of the Agreement, as previously amended, remain in full force and effect, unaffected by the execution and delivery of this Second Amendment.

The Participant hereby accepts and agrees to be bound by all the terms and conditions of the Plan and the Agreement, as amended. The Committee, as constituted from time to time, will, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with the Agreement as amended hereby.

ALON USA ENERGY, INC.

ACCEPTED:

/s/ Jimmy C. Crosby	By:	/s/ Paul Eisman
Signature of Participant	Name:	Paul Eisman
	Title:	President